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Sensata Technologies Holding plc Interface House Interface Business Park Bincknoll Lane Royal Wootton Bassett Swindon Wiltshire SN4 8SY	Our ref: 70-40684410 27 July 2021

Dear Sirs
Sensata Technologies Holding plc: Registration under the Securities Act
1.We are acting on the instructions of Sensata Technologies Holding plc (the "Company") in connection with the registration under the US Securities Act of 1933 (the "Securities Act") of 5,700,000 ordinary shares each in the Company with a nominal value of EUR 0.01 per share (the "Shares") on Form S-8 (the "Form S-8") in connection with the Shares to be issued under the Sensata Technologies Holding plc 2021 Equity Incentive Plan (the "Plan").
2.    For the purposes of issuing this letter, we have reviewed only the documents referred to in the Appendix to this letter (the "Documents") which we understand to be the only documents in existence which are relevant to the issuance of this Opinion.
English law
3.    The opinions set out in this letter (which are strictly limited to the matters stated herein and are not to be read as extended, by implication or otherwise, to any other matters) relate only to English law as applied by the English courts as at today's date. This letter expresses no opinion on the laws of any other jurisdiction and is governed by English law.

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CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NO. OC323571. THE FIRM'S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET LONDON E14 5JJ. THE FIRM USES THE WORD "PARTNER" TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS. THE FIRM IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY UNDER SRA NUMBER 447778.

CLIFFORD CHANCE LLP
Opinion
4.    On the basis of our understanding of the Documents and the assumptions and subject to the reservations set out below, we are of the opinion that:
(a)the Company is a public company limited by shares and has been duly incorporated under English law; and
(b)    subject to and upon the Shares being duly allotted and issued by the Company to participants in the Plan, the Shares will be duly and validly authorised and issued, fully paid and no further amounts will be payable to the Company in respect of the issue of the Shares.
Assumptions
5.    The opinions set out in paragraph 4 are based upon the following assumptions:
(a)    that all copy Documents supplied to us are is true, complete, up-to-date, authentic and accurate in all respect and conform to the originals which themselves are genuine and that all signatures, stamps and seals thereon are genuine.
(b)    that the rules of the Plan which we have examined are in force and have been and will be operated in accordance with their terms;
(c)    that the Shares will, before allotment or issue, have been fully paid up in accordance with the Companies Act 2006;
(d)    that the Shares have been and will be issued or transferred in accordance with the rules of the Plan;
(e)    that any representation, warranty or statement of fact or law, other than as to the laws of England, made in any of the Documents is true, accurate and complete;
(f)    that all resolutions of the board of directors and/or of the committees and shareholders required to approve or operate the Plan are an accurate record of the events or authorisations they purport to record and have not been amended or rescinded and are and will remain in full force and effect;

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CLIFFORD CHANCE LLP

(g)    that all resolutions of the shareholders of the Company required to authorise the allotment of the Shares or approve the Plan were duly passed and at properly convened meetings of the shareholders of the Company and have not been amended or rescinded and are and will remain in full force and effect;
(h)    that there has been no alteration in the status or condition of the Company since a search carried out at the Companies House of England and Wales on 27 July 2021 at 9:08 am and an enquiry by telephone in respect of the Company at the Central Index of Winding Up Petitions on 27 July 2021 at12:11 pm;
(i)    that each director of the Company has disclosed any interests which he may have in the Plan in accordance with the provisions of the Companies Act 2006 and the articles of association of the Company;
(j)    that each director of the Company (and each member of any relevant committee) discharged his fiduciary duty owed to the Company and acted honestly and that each relevant trustee discharged its fiduciary duties and acted honestly;
(k)    that the offering or award of Shares under the Plan has and will be made in accordance with, the relevant Documents;
(l)    that there have been no amendments to the articles of association of the Company referred to in the Appendix; and
(m)    that save for the Documents, there is no other document or arrangement which modifies or supersedes any of the Documents.
6.    We express no opinion as to any agreement, instrument, document or matter other than as specified in this letter. We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law).
7.    This letter is given on the basis that any limitation on the liability of any other person to the persons to whom this letter is addressed, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.

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CLIFFORD CHANCE LLP

Benefit of opinion
8.    We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the "Commission") as an exhibit to the Form S-8 relating to the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully
/s/ Clifford Chance

Clifford Chance LLP

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CLIFFORD CHANCE LLP
Appendix
Documents Reviewed
The Documents referred to in Paragraph 2 of this letter are copies of the following which have been provided to us by the Company with the exception of the documents referred to in (2) and (6) below which have been obtained from the United Kingdom's Companies House and the Central Index of Winding Up Petitions as the case may be on 27 July 2021.

(1)The draft Form S-8
(2)    The articles of association of the Company effective as at 28 March 2018
(3)    Board minutes showing that the Plan was approved by the board of the Company at its meeting on 9 April 2021
(4)    Form 8-K, as filed with the Commission on 8 June 2021, showing that the Plan was approved by the Company's shareholders at the annual general meeting held on 27 May 2021
(5)    The rules of the Plan
(6)    The searches referred to in paragraph 5(h) of this Legal Opinion

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